[*] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

Exhibit 10.43

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into on 20th of October 2010 (the “Effective Date”) between MIRAGEN THERAPEUTICS, INC., a Delaware corporation with its principal place of business at 6200 Lookout Road, Suite 100, Boulder, CO 80301, USA (“Licensee”), and T2CURE GMBH, a German limited liability corporation with its principal place of business at Bettinastraße 35-37, 60325 Frankfurt am Main, Germany (“Licensor”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Licensor has developed certain intellectual property relating to the use of certain microRNAs for the treatment of diseases, including without limitation the microRNA known as miR-92;

WHEREAS, Licensee has substantial expertise in the development of innovative microRNA-based therapeutics for the treatment of cardiovascular and muscle diseases; and

WHEREAS, Licensor desires to grant to Licensee, and Licensee desires to obtain from Licensor, the worldwide right to research, develop, manufacture and commercialize product(s) comprising certain proprietary microRNAs owned or controlled by Licensor, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1        “Active Ingredient” means one or more clinically active materials in a pharmaceutical product which provide its pharmacological activity (excluding formulation components such as coatings, stabilizers, excipients or solvents, or controlled release technologies).

1.2        “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such

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Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.

1.3        “Combination Product” means either: (a) any pharmaceutical product that consists of a Licensed Compound whose intended use is within the Licensed Field and at least one other Active Ingredient that is not a Licensed Compound; or (b) any combination of a Licensed Compound whose intended use is within the Licensed Field and another pharmaceutical product that contains at least one other Active Ingredient that is not a Licensed Compound where such products are not formulated together but are sold together as a single product and invoiced as one product. All references to Licensed Product in this Agreement shall be deemed to include Combination Product, except if otherwise indicated or apparent from the context in Section 1.27.

1.4        “Commencement” means, with respect to a clinical trial for a Licensed Product, the first dosing of the first human subject with such Licensed Product in such clinical trial.

1.5        “Commercialization” means any and all activities, whether before or after Regulatory Approval, directed to the marketing and promotion of the Licensed Products and shall include pre-launch and post-launch marketing, promoting, marketing research, distributing, offering to commercially sell and commercially selling the Licensed Products, importing, exporting or transporting the Licensed Products for commercial sale and regulatory affairs with respect to the foregoing. When used as a verb, “Commercializing”. “Commercialize” and “Commercialized” shall mean to engage in Commercialization.

1.6        “Commercially Reasonable Efforts” means those efforts and resources used by miRagen at least equal to the efforts and resources normally used by a biotechnology company of similar size to, and having similar resources as, miRagen in the exercise of its reasonable business discretion relating to the research and Development of a potential pharmaceutical product or the manufacture or Commercialization of a pharmaceutical product, in each case owned by it or to which it has exclusive rights, with similar product characteristics and scientific potential as the Licensed Product and of similar market potential at a similar stage in its development or product life as the Licensed Product, taking into account issues of patent coverage, safety and efficacy, product profile, competitiveness of the marketplace, proprietary position, and profitability (eluding pricing and reimbursement).

1.7        “Confidential Information” means, with respect to a Party, all reports and other Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, visual or electronic form. All Information disclosed by either Party pursuant to the Confidential Disclosure Agreement between the Parties dated 21st September 2009, shall be deemed to be such Party’s Confidential Information disclosed hereunder.

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1.8        “Control” means, with respect to any material, Information, or intellectual property right, that a Party, whether directly or indirectly, owns or has a license to such material, Information, or intellectual property right and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.9        “Development” means all activities related to test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance and quality control related to the foregoing activities, clinical trials, including statistical analysis and report writing, the preparation and submission of drug approval applications, regulatory affairs with respect to the foregoing and all other activities otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” shall mean to engage in Development.

1.10      “Dollar” means U.S. Dollar, and “$” shall be interpreted accordingly.

1.11      “Effective Date” shall have the meaning set forth in the first and opening paragraph of this Agreement.

1.12      “EMA” means the European Medicines Agency and its successors.

1.13      “Euro” means the official currency of the European Union, and “€” shall be interpreted accordingly.

1.14      “First Commercial Sale” means, with respect to a Licensed Product in a particular country or regulatory jurisdiction, the first commercial sale to a Third Party of a Licensed Product in such country or regulatory jurisdiction after Regulatory Approval for such Licensed Product has been obtained in such country or regulatory jurisdiction.

1.15      “Indication” means a unique and distinguishable human disease or condition in the Licensed Field which can be treated, prevented or cured or the progression of which can be delayed and for which a Licensed Product is specifically developed in order to obtain Regulatory Approval for use of such Product pursuant to an approved label claim. For clarity, with respect to two particular indications: (a) if the marketing of the Licensed Product for such indications would require separate Regulatory Approval based on data obtained from separate registration trials for each of such indications, then such two indications shall be deemed two Indications; or, as the case may be, (b) if the marketing of the Licensed Product for such indications would not require separate Regulatory Approval based on data obtained from separate registration trials for each of such indications, then such two indications shall be deemed the same Indication.

1.16      “Information” means any data, results, technology, business information and information of any type whatsoever, in any tangible or intangible form, whether or not confidential, proprietary, patented or patentable, including, without limitation, technical, scientific and other know-how, trade secrets, practices, techniques, methods, processes, inventions, developments, specifications, formulations, formulae, materials or compositions of matter of any type or kind (patentable or otherwise), software, algorithms, marketing reports,

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expertise, skills, experiences, ideas, technology, technical assistance, results and other material, including test data (including pharmacological, pharmaceutical, physical, biological, chemical, biochemical, toxicological, preclinical, safety and clinical test data), analytical and quality control data and samples, stability data, other study data, designs, protocols and procedures.

1.17      “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, supra-national, state, provincial, county, city or other political subdivision, domestic or foreign.

1.18      “Licensed Compound” means modulators of miR-92, the composition of matter of which, or the method of making or using of which, is covered by at least one Licensed Patent.

1.19      “Licensed Field” means human therapeutic, prophylactic and diagnostic uses through modulation of miR-92 via inhibition or enhancement of miR-92 in human beings by administering a compound to such human beings, [*].

1.20      “Licensed Know-How” means all Information that encompass or relate to Licensed Compounds and that are necessary and/or reasonably useful for the research, Development, manufacture or Commercialization of Licensed Compounds and/or Licensed Products, in each case within in the Licensed Field and (a) that are Controlled by Licensor or its current Affiliates as of the Effective Date; (b) owned by Licensor or its Affiliates during the Term; or (c) included as Licensed Know-How by operation of Section 2.3, in each case including but not limited to all chemical, structural, manufacturing process, biological, pharmacological, toxicological, clinical, .assay and other methods of screening. For clarity, Licensed Know-How excludes rights granted under the Licensed Patents.

1.21      “Licensed Patent” means all existing Patents (including all claims and the entire scope of claims therein as well as certificates of correction, substitutions, extensions), both foreign and domestic, that are: (a) Controlled by Licensor on the Effective Date of this Agreement; (b) owned by Licensor or its Affiliates during the Term; or (c) included as Licensed Patents by operation of Section 2.3, in each case that are necessary and/or reasonably useful to exploit the miR-92 within the Licensed Field. Without limiting the foregoing, Licensed Patents specifically includes the patent application [*] and all Patents claiming priority thereto. All Licensed Patents existing as of the Effective Date are set forth on Exhibit B attached hereto.

1.22      “Licensed Product” means any pharmaceutical product (either as a monotherapy or as a Combination Product) whose intended use is within the Licensed Field and that comprises a Licensed Compound, in all forms, presentations, formulations and dosage forms.

1.23      “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.24      “Licensed Territory” means all countries and territories of the world.

1.25      “microRNA Technology” means the design, identification, characterization, manufacture and use of microRNA molecules.

1.26      “miR-92” means Licensor’s proprietary microRNA known as rniR-92 and having the sequence set forth on Exhibit A.

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1.27      “Net Sales” means the gross amounts actually invoiced by Licensee, its Affiliates and/or its other Sublicensees for the sale of Licensed Products to Third Parties that are not Sublicensees of the selling Party (unless such Sublicensee is the end user of such Product), less the following amounts: transportation charges, commissions, customary rebates or discounts actually granted, credits for allowances or trades actually allowed (including, without limitation, charge backs from wholesalers), insurance costs, and sales, VAT, use and other taxes based on sales prices, but not including taxes assessed on income derived from such sales.

For the purpose of determining royalties due to Licensor in case that a Licensed Product is sold in any country in the form of a Combination Product, Licensee shall calculate Net Sales of Combination Products by multiplying Net Sales of such Combination Product in such country by a fraction A/A+B, where A is the average invoice price in such country of the Licensed Product portion of such Combination Product when sold separately and B is the average invoice price in such country of the other Active Ingredient(s) and/or other pharmaceutical product(s) in such Combination Product when sold separately. However, if the Licensed Product portion of such Combination Product is not sold separately in a specific country, Net Sales shall be adjusted by multiplying Net Sales of such Combination Product by the fraction (C-B)/C. where B is the average invoice price in such country of the other Active Ingredient(s) and/or other pharmaceutical product(s) in such Combination Product when sold separately and C is the average invoice price in such country of the Combination Product. it in a specific country, the other Active Ingredient(s) and/or other pharmaceutical product(s) in the Combination Product is not sold separately, Net Sales shall be adjusted by multiplying Net Sales of such Combination Product by the fraction A/C, where A is the average invoice price in such country of the Licensed Product in such Combination Product when sold separately in such country and C is the average invoice price in such country of such Combination Product. Where applicable, the invoice price for the other product(s) and licensed Product(s) when sold separately shall be for a quantity comparable to that used in the relevant Combination Product and of the same class, purity and potency. If, in a specific country, neither the Licensed Product(s) nor the other Active Ingredient(s) and/or other pharmaceutical product(s) in such Combination Product are sold separately, the Parties shall negotiate in good faith an equitable downward adjustment to Net Sales based upon the costs for manufacturing and overhead and profit for such Combination Product and all similar substances then being made and marketed and having an ascertainable market price.

1.28      “Patent” means any (a) pending patent applications, issued patents, utility models and designs; (b) reissues, renewals, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs; and (c) the equivalent or counterpart of the foregoing.

1.29      “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

1.30      “Phase 1 Clinical Trial” means a human clinical trial of a product, the principal purpose of which is to evaluate safety in healthy individuals or patients, to determine pharmacokinetic parameters and other key pharmaceutical properties of such product (including absorption, metabolism, and elimination), or to determine the appropriate range of doses to

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evaluate in further clinical trials, in each ease as described in 21 C.F.R. § 312.21(a), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

1.31      “Phase 2 Clinical Trial” means a human clinical trial of a product, the principal purpose of which is to evaluate the effectiveness of such product in the target patient population, as described in 21 C.F.R. § 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

1.32      “Phase 2b Clinical Trial” means a controlled clinical study of a product in human patients to evaluate its safety and efficacy in the proposed therapeutic indication at multiple doses and/or regimens, as described in 21 C.F.R. Part 312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

1.33      “Phase 3 Clinical Trial” means a human clinical trial of a product on a sufficient number of subjects that is designed to (a) establish that such product is safe and efficacious for its intended use; (b) define warnings, precautions and adverse reactions that are associated with such product in the dosage range to be prescribed; and (c) support Regulatory Approval of such product, as described in 21 C.F.R. § 312.12(c), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

1.34      “Regulatory Approval” means, with respect to a Licensed Product in any country or regulatory jurisdiction, any and all approvals (including, where required, pricing and reimbursement approvals), registrations, technical, medical, scientific and other licenses or authorizations from the relevant. Regulatory. Authority in a country or jurisdiction that is specific to Licensed Product and necessary to Commercialize such Licensed Product in such country or jurisdiction.

1.35      “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable federal, national, multinational, supra-national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction.

1.36      “Royalty Term” means the term of royalty payment obligation, as determined in accordance with Section 4.6 (c).

1.37      “Sublicensee” means any Affiliate of Licensee or Third Party who receives a sublicense from Licensee relating to any rights granted to Licensee pursuant to this Agreement.

1.38      “Term” means the term of this Agreement, as determined in accordance with Article 9.

1.39      “Third Party” means any person or entity other than Licensor or Licensee or an Affiliate of either of them.

1.40      “Valid Claim” means, with respect to any country, an unexpired claim of an issued and unexpired Patent (as may be extended through supplementary protection certificate or patent term extension or the like) included within the Licensed Patents to the extent such claim

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has not been revoked, abandoned, disclaimed or withdrawn, or held invalid, unenforceable or unpatentable by a patent office, court or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and which claim has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise.

ARTICLE 2

LICENSES

2.1        License. Subject to the terms of this Agreement, Licensor hereby grants Licensee an exclusive license, with the right to grant sublicenses at one or more tiers, under the Licensed Technology to research, Develop, manufacture, make, have made, use, sell, offer for sale, otherwise Commercialize and import the Licensed Products in the Licensed Field in the Licensed Territory.

2.2        Sublicenses. Licensee shall have the right to grant sublicenses under any or all of the rights granted in Section 2.1 to its Affiliates and to Third Parties, provided that Licensee informs Licensor of such sublicenses in writing without delay. Each such sublicense shall be consistent with the terms and conditions of this Agreement. Licensee shall be responsible for the performance by its Sublicensees of all obligations imposed under the terms of this Agreement.

2.3        Third Party Technology. The Parties acknowledge that, during the Term, Licensor may in-license intellectual property from a Third Party which is necessary and/or reasonably useful for the Development, manufacture or Commercialization of Licensed Compounds and/or Licensed Products in the Licensed Field. To the extent Licensor has the right to grant to Licensee a sublicense under such Third Party intellectual property for Licensee to Develop, manufacture and Commercialize Licensed Compounds and Licensed Products in the Licensed Field, Licensor shall inform Licensee of the existence of such Third Party intellectual property and the terms of the agreement between Licensor and such Third Party, and, upon Licensee’s request, such Third Party intellectual property shall be included in the definition of Licensed Know-How and Licensed Patents, as applicable, provided that Licensee agrees to be responsible for any payment obligations due to such Third Party by reason of the practice of such sublicense by Licensee, its Affiliates and other Sublicensees. The Parties acknowledge that, as of the Effective Date, Licensor and the University of Frankfurt (the “University”) are under an existing arrangement under which Licensor has the right of first negotiation under certain intellectual property owned by the University and/or its Affiliates and/or employees that may be necessary and/or reasonably useful for the Development, manufacture and/or Commercialization of Licensed Compounds and/or Licensed Products in the Licensed Field (the “University Technology”). Within ten (10) days after receiving any notification from the University informing Licensor of the existence of such University Technology and/or triggering Licensor’s right of first negotiation, Licensor shall provide such notification to Licensee, and in the event Licensee wishes to obtain rights under such University Technology for the Development, manufacture and/or Commercialization of Licensed Compounds and/or Licensed Products in the Licensed Field, Licensee shall so inform Licensor and Licensor shall negotiate with the University to obtain such rights, at Licensor’s sole discretion in Licensor’s own name (for further sublicense to Licensor) or on behalf of Licensee, provided that Licensee agrees to be responsible

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for any payment obligations due to University by reason of Licensee’s practice of such University Technology,

ARTICLE 3

TECHNOLOGY TRANSFER, DEVELOPMENT AND COMMERCIALIZATION

3.1        Technology Transfer. Promptly following the Effective Date and receipt of the upfront fee pursuant to Section by Licensor, Licensor shall communicate to Licensee all facts and information then known to Licensor comprising or relating to the Licensed Technology and shall furnish Licensee with copies of, and if reasonably requested by Licensee, physical access to the originals of, any and all documents, electronic records, photographs, models, samples and other tangible materials in Licensor’s Control that relate directly to the Licensed Technology and/or that may be necessary or reasonably useful for the exercise of the license set forth in Section 2.1. Licensee may request such facts, information, and copies from time to time throughout the term of this Agreement, and Licensor’s response to each such request shall include all specified items generated since the previous request or otherwise not available at the time of the previous request. Licensor shall keep Licensee reasonably informed of all Licensed Technology created after the Effective Date.

3.2        Development and Commercialization of Licensed Products. As between the Parties, Licensee shall have sole control, authority, and discretion over the research, Development, manufacture and Commercialization of Licensed Products in the Licensed Field in the Licensed Territory. Licensee shall use Commercially Reasonable Efforts to research, Develop and Commercialize at least one (1) Licensed Product, whether alone or with or through one (1) or more Affiliates or other Sublicensees.

3.3        Progress Reports. No later than each anniversary of the Effective Date, until the First Commercial Sale of the first Licensed Product, Licensee shall submit to Licensor a written annual progress report summarizing Licensee’s (and/or its Affiliates’ and other Sublicensees’) research and Development of Licensed Products and efforts toward Commercialization of Licensed Products in the previous year. Each such report shall be the Confidential Information of Licensee.

3.4        Compliance. Licensee agrees that in connection with its activities as set forth in Section 3.2 above: (a) it shall comply with all applicable Laws; and (b) it will not employ or engage any Person who has been debarred by any Regulatory Authority. Licensee shall have the right to engage subcontractors for such activities so long as Licensee remains primarily responsible for the performance of such subcontractor(s).

3.5        Licensee Support to Licensor. During the Term, Licensee intends to conduct research activities relating to [*]. During the Term, Licensee agrees to, at the reasonable request of Licensor, supply Licensor with [*] for the sole use in [*] (as defined in more detail in the material transfer agreement) for non-commercial research purposes only, pursuant to a material transfer agreement in the form attached to this Agreement as Exhibit C. Licensor shall pay to Licensee [*] for [*] supplied by Licensee to Licensor hereunder, with the specific price [*] to be-determined by the Parties in advance based on the nature of such [*].

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ARTICLE 4

FINANCIAL PROVISIONS

4.1        Upfront Fee. Within [*] days after the Effective Date, Licensee shall pay to Licensor a one-time upfront fee of thirty-five thousand Euros (€35,000).

4.2        Annual Technology Access Fee. Commencing the first anniversary of the Effective Date and within [*] days after each anniversary of the Effective Date for so long as the Agreement is in effect, Licensee shall pay to Licensor an annual license maintenance fee in the amount of three thousand Euros (€3,000), which shall be fully creditable against any royalties, milestone payments or sublicense fees due from Licensee to Licensor under this Article 4.

4.3        Patent Reimbursement Fee. During the Term, Licensee shall reimburse [*] Licensor’s reasonable out-of-pocket expenses actually incurred by Licensor in connection with the preparation, filing, prosecution and maintenance of the Licensed Patents. Licensee shall have the right to, at any time, decline to reimburse Licensor for such expenses with respect to a particular patent application or patent included in Licensed Patent by providing written notification to Licensor, upon which notification such patent application or patent shall no longer be subject to the license granted to Licensee hereunder and Licensee shall have no further obligation to reimburse Licensor for expenses incurred in connection with the preparation, filing, prosecution and maintenance of such patent application or patent.

4.4        Regulatory Milestone Payments.

(a)        Licensee shall make the following non-refundable and non-creditable regulatory milestone payments to Licensor within [*] days after the first achievement of each milestone event for a separate Licensed Product for each Indication by Licensee or its Affiliates (but not Third Party Sublicensees), as set forth below. For clarity, for the purpose of this Section 4.4(a), a separate Licensed Product shall mean a Licensed Product [*]. For clarity, Licensed Products [*] but are [*] shall not be considered separate Licensed Products.

Milestone Event	Milestone Payment

The Commencement of the [*] Clinical Trial [*]	$ 150,000

The Commencement of the [*] Clinical Trial [*]	$ 500,000

The first Regulatory Approval for a Licensed Product by the FDA	$ 2,500,000

The first Regulatory Approval for a Licensed Product in the European Union	$ 1,500,000

The first Regulatory Approval for a Licensed Product in Japan	$ 1,000,000

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(b)        In addition, in the event Licensee ceases the Development of a particular Licensed Product before Regulatory Approval is obtained for such Product from either the FDA or the EMA (the “Discontinued Product”), then, no milestone payment shall be due for the Licensed Product that is the next most advanced with respect to clinical Development if such milestone payment is triggered by a milestone event for which Licensee has already submitted milestone payment to Licensor for the Discontinued Product.

4.5        Sublicense Payments. Following [*] and during the Term, Licensor shall be entitled to receive [*] of Sublicense Income received by Licensee or any Affiliate of Licensee from a Sublicensee that is not an Affiliate of Licensee (“Third Party Sublicensee”) in consideration for any grant of sublicense hereunder. “Sublicense Income” means consideration in any form received by Licensee or its Affiliates from a Third Party Sublicensee in consideration for the practice of Licensed Technology, including license maintenance fees and milestone payments, but expressly excluding any payment or consideration received by Licensee or any of its Affiliates from a Third Party Sublicensee in consideration for anything other than such sublicense, including without limitation: up front fees, any royalties based on Net Sales of Licensed Products by or on behalf of any Third Party Sublicensee; amounts paid for equity of Licensee or its Affiliates by a Third Party Sublicensee; loans or extensions of credit by a Third Party Sublicensee to Licensee or its Affiliates; consideration for a license granted under technology other than the Licensed Technology; or consideration intended as reimbursement or payments to Licensee or its Affiliates in exchange for services performed, such as research, process development, manufacturing, packaging, quality assurance, quality control, regulatory submissions, and patent portfolio management.

4.6        Royalties.

(a)        Royalty Rates. Licensee shall pay to Licensor a running royalty at the rate of [*], on Net Sales of the Licensed Products in the Licensed Field in all countries of the Licensed Territory during the Royalty Term.

(b)        Royalty Offsets. If Licensee obtains a license from any Third Party under a Patent owned or controlled by such Third Party that would be infringed by the manufacture or Commercialization of a Licensed Compound in a particular country, then, Licensee’s royalty obligations with respect to Licensed Products containing such Licensed Compound in such country shall be reduced by [*] of the amount of the payments made by Licensee to such Third Party, provided that Licensee’s royalty obligations with regard to such country shall not be reduced to less than [*] by operation of this Section 4.6(b).

(c)        Royalty Term. The royalty payment obligation under this Section 4.6 shall, on a country-by-country and Licensed Product-by-Licensed Product basis, commence upon the First Commercial Sale of such Licensed Product in such country, and ending upon the later of (i) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country; and (ii) the expiration of the last-to-expire Valid Claim which would be infringed by the importation, use, manufacture or Commercialization of such Licensed Product in such country but for the licenses granted herein. After the expiration of such last-to-expire Valid Claim, the applicable royalty rates in a particular country for a particular Licensed Product shall be reduced by [*].

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(d)        Royalty Payments and Reports. Within [*] after the end of each calendar quarter, Licensee shall deliver to Licensor a report containing, for the prior calendar quarter, the Net Sales of each Licensed Products that are sold by Licensee, its Affiliates and (if applicable) any other Sublicensees and payments due to Licensor with respect to the foregoing. Concurrent with these reports, Licensee shall remit to Licensor any payment due for the applicable calendar quarter. If no royalties are due to Licensor for such reporting period, the report shall so state.

4.7        Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Sales invoiced in other currencies shall be made at the average of the interbank rates reported at OANDA.COM over the applicable reporting period for the payment due.

4.8        Payment Method. All payments due to Licensor hereunder shall be made by wire transfer of immediately available funds into an account designated by Licensor.

4.9        Records; Audits. Licensee will maintain complete and accurate records in sufficient detail to permit Licensor to confirm the accuracy of the calculation of royalty payments under this Agreement. Upon reasonable prior notice, such records shall be available during regular business hours for a period of [*] years from the end of the calendar year to which they pertain for examination at the expense of Licensor, whereas such examination shall not occur more often than once each calendar year, by an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying the accuracy of the financial reports furnished by Licensee pursuant to this Agreement. Any such auditor shall not disclose Licensee’s Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Licensee or the amount of payments due by Licensee under this Agreement, Any amounts shown to be owed but unpaid shall be paid within [*] days from the accountant’s report. Licensor shall bear the full cost of such audit unless such audit discloses an underpayment by Licensee of more than [*] of the amount due, in which case Licensee shall bear the full cost of such audit. In the event such audit reveals an overpayment, Licensor shall promptly refund Licensee any overpayment discovered in the course of such audit. Alternatively, at Licensee’s election, Licensee shall have the right to credit any such overpayment to its future payment obligations to Licensor. Licensee shall include in each sublicense agreement under which a sublicense is granted by it pursuant to this Agreement a provision requiring the Sublicensees to make reports to the Licensee, to keep and maintain records of sales made pursuant to such sublicense, to grant access to such records by Licensee’s representatives to the same extent required of Licensee under this Agreement and to impose such obligations on any of its future sublicensee(s). In addition, Licensee shall use commercially reasonable efforts to include in each sublicense agreement under which a sublicense is granted pursuant to this Agreement a provision granting access to such records to Licensor in the same manner as and in addition to the access granted to Licensee.

4.10      Taxes. Each Party shall be safely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. If Licensee is required to make a payment to Licensor subject to a deduction of tax or withholding tax, then the sum payable by Licensee (in respect of which such deduction or withholding is required to be made) shall be made to Licensor after deduction of the amount required to be so deducted or withheld.

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ARTICLE 5

INTELLECTUAL PROPERTY

5.1        Ownership of Existing IP and Inventions.

(a)        Existing IP. Any intellectual property rights, including without limitation, Patents, know-how and other intellectual property rights existing on the Effective Date shall be owned and controlled (except as set forth in this Agreement) by the respective Party only. Except as set forth in this Agreement, each Party will retain all right, title and interest in and to such existing intellectual property rights.

(b)        Inventions of Licensee. Licensee shall own the entire right, title and interest in and to any and all Information discovered, created, identified or made solely by it and its Affiliates and their respective employees, agents or independent contractors in the course of performing or exercising its rights under this Agreement, and all intellectual property rights in any of the foregoing.

5.2        Prosecution of Licensed Patents.

(a)        Subject to Sections 5.2(b) and Section 4.3, Licensor shall be responsible for and control the preparation, filing, prosecution and maintenance of all patents and patent applications within the Licensed Patents; provided, however, that Licensor shall (i) provide all information reasonably requested by Licensee with respect to the Licensed Patents, (ii) promptly notify Licensee in writing with respect to all significant developments regarding the Licensed Patents, (iii) promptly provide Licensee with a copy of each material communication from any patent authority regarding the Licensed Patents, and (iv) provide Licensee with drafts of each material filing (including without limitation draft patent applications and responses to office actions and similar filings) with respect to the Licensed Patents a reasonable amount of time in advance of the anticipated filing date and shall, prior to filing, revise such documents to reflect Licensee’s reasonable comments.

(b)        In the event that Licensor determines not to file, maintain or continue prosecution of any patent or patent application within the Licensed Patents, Licensor shall provide Licensee written notice thereof at least thirty (30) days before the applicable deadline. Upon receipt of such notice, Licensee shall have the right, but not the obligation, at its expense, to assume responsibility for filing, prosecuting, and maintaining such patents and patent applications. If upon such notice from the Licensor the Licensee decides to assume such responsibility, in its sole discretion, it shall so notify Licensor in writing.

(c)        As soon as practicable after receipt of the notice from Licensee described in Section 5.2(b), Licensor shall transfer the existing, complete patent files for all applicable patents and patent applications to Licensee, shalt file all documents necessary to transfer correspondence with the U.S. Patent and Trademark Office and other applicable patent authorities to Licensee and shall give Licensee’s patent counsel power of attorney thereto. Licensor shall cooperate with Licensee in the transfer of all prosecution and maintenance responsibilities relating to the Licensed Patents.

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(d)        Each Party shall fully cooperate with the other Party to execute all lawful papers and instruments and to make all rightful oaths and declarations as may be necessary or useful in the preparation and prosecution of Licensed Patents.

5.3        Enforcement.

(a)        Each Party shall promptly notify the other in writing of any alleged or threatened infringement of the Licensed Patents of which it becomes aware. Licensee shall have the first right, but not the obligation, to bring a suit or otherwise take action against any person or entity directly infringing, contributorily infringing or inducing infringement of the Licensed Patents. If Licensee fails to bring a suit or otherwise take action with respect to infringement of any Licensed Patents within [*] days following receipt of notice of the alleged infringement, Licensor shall have the right to bring suit or otherwise take action with respect to such infringement at his own expense and by counsel of his own choice, and Licensee shall have the right, at its own expense, to be represented in any such suit by counsel of its own choice.

(b)        Each Party shall cooperate with and provide to the Party enforcing any such rights under this Section 5.3 reasonable assistance in such enforcement, at such enforcing Party’s request and expense. Licensor further agrees to join, at Licensee’s expense; any such action brought by Licensee under this Section 5.3 as a party plaintiff if required by applicable law to pursue such action. The enforcing Party under this Section 5.3 shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(c)        Any recovery obtained by either or both of the Parties in connection with or as a result of any action to enforce any Patent Right, whether by settlement or otherwise, shall first be applied to reimburse the costs and expenses of the Party that brought and controlled such action and then to reimburse the costs and expenses of the other Party in connection with such action, and any amounts remaining after such reimbursement shall be retained by the Party that brought and controlled such action, except that if Licensee is the Party that brought and controlled such action, [*].

(d)        Licensee may exercise any of its rights pursuant to this Section 4.6 through an Affiliate or Third Party Sublicensee.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1        Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)        Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as

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contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)        Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

6.2        Additional Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that, as of the Effective Date:

(a)        Exhibit B. Exhibit B accurately identifies all Patents Controlled by Licensor as of the Effective Date that are necessary or reasonably useful for the research, Development, manufacture, use or Commercialization of Licensed Products as provided herein. There is no Patent owned or in-licensed by Licensor that is necessary or reasonably useful for the research, Development, manufacture, use or Commercialization of Licensed Products existing as of the Effective Date that is not listed on Exhibit B.

(b)        Prior Licenses and Assignments. Licensor has not prior to the Effective Date assigned or licensed to any Person the Licensed Technology.

(c)        Licensed Technology. Licensor is the sole owner of or otherwise Controls the Patents and other intellectual property rights within the Licensed Technology. Licensor has the full and legal rights and authority to license to Licensee the Licensed Technology as provided herein.

(d)        No Conflict. Licensor has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Licensee under this Agreement, and has not taken and shall not take any action that would in any way prevent him from granting the rights granted to Licensee under this Agreement, or that would otherwise materially conflict with or adversely affect Licensee’s rights under this Agreement. Licensor’s performance and execution of this Agreement does not and will not result in a breach of any other contract to which it is a party. As of the Effective Date, Licensor is not aware of any action, suit, inquiry or investigation instituted by any Third Party that threatens the validity of this Agreement.

(e)        No Claims. No Third Party has any license, option or other rights or interest in or to the Licensed Technology or any part thereof. Licensor has not received, nor is he aware of, any claims or allegations that a Third Party has any right or interest in or to any patent or patent application in the Licensed Patents or that any of such patents or patent applications are invalid or unenforceable.

(f)        Validity and Enforceability. To Licensor’s knowledge, there are no facts that could form the basis for the invalidation or unenforceability of any patent or patent application in the Licensed Patents.

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(g)        Third Party Intellectual Property. To Licensor’s knowledge as of the Effective Date, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Licensed Technology or would be infringed or misappropriated by the making, having made, using, importing, offering for sale, or selling of Licensed Compound throughout the world.

(h)        No Debarment. To Licensor’s knowledge, in the course of the research and Development of Licensed Technology, Licensor has not used any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(i)        Full Disclosure. To Licensor’s knowledge as of the Effective Date, all written data, results and other information disclosed at any time prior to the Effective Date by Licensor relating to the Licensed Technology are true and accurate. Additionally, to Licensor’s knowledge as of the Effective Date, Licensor has not failed and will not fail to disclose to Licensee any material information known to Licensor and in his possession and control that relates to the Licensed Technology, or that would be required to be disclosed in order to make the data, results, and other information relating to the Licensed Technology that have been disclosed not misleading.

(j)        Further Assurances. Licensor shall perform all acts reasonably requested by Licensee to assure that the Licensed Technology shall be licensed to Licensee to the extent provided for herein.

6.3        Additional Representations and Warranties of Licensee. Licensee represents and warrants to Licensor that, as of the Effective Date:

(a)        Licensee’s Intellectual Property. Licensee’s knowledge, Licensee owns, has a license to or otherwise Controls all Patents, other intellectual property rights and know-how that are necessary or reasonably useful for the research, Development, manufacture, use or Commercialization of Licensed Product existing as of the Effective Date, in the formulation and manner as contemplated as of the Effective Date, except for the Licensed Technology.

(b)        Third Party Intellectual Property. To Licensee’s knowledge and subject to Licensor’s representation under Section 6.2(g) regarding Licensed Compound, no intellectual property rights of any Third Party will be infringed or misappropriated by the research, Development, manufacture and Commercialization of Licensed Products throughout the world, as such Licensed Product exists as of the Effective Date and in the formulation and manner as contemplated as of the Effective Date.

6.4        No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 6, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR. NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A

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PARTY. ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 7

INDEMNIFICATION

7.1        Indemnification by Licensor. Licensor hereby agrees to defend, hold harmless and indemnify Licensee and its Affiliates, agents, directors, officers and employees (the “Licensee Indemnitees”) from and against any and all liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) a breach of any of Licensor’s obligations under this Agreement, including without limitation Licensor’s representations and warranties or covenants set forth in Article 6, or (b) the negligence or willful misconduct of any Licensor Indemnitee. Licensor’s obligation to Indemnify the Licensee Indemnitees pursuant to this Section 7.1 shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of any Licensee Indemnitee; (B) the research, Development, manufacture or Commercialization of Licensed Products by Licensee, its Affiliates or other Sublicensees; or (C) Licensee’s breach of this Agreement.

7.2        Indemnification by Licensee. Licensee hereby agrees to defend, hold harmless and indemnify Licensor and its Affiliates, agents, directors, officers and employees (the “Licensor Indemnitees”) from and against any and all Losses in each case resulting from Third Party Claims arising directly or indirectly out of (a) a breach of any obligations of Licensee under this Agreement, including without limitation Licensee’s representations and warranties or covenants set forth in Article 6; (b) the research, Development, manufacture or Commercialization of Licensed Products by Licensee, its Affiliates or other Sublicensees; or (c) the negligence or willful misconduct of any of Licensee Indemnitees. Licensee’s obligation to Indemnify the Licensor Indemnitees pursuant to this Section 7.2 shall not apply to the extent that any such Losses arise from: (A) the negligence or willful misconduct of any Licensor Indemnitee; or (B) Licensor’s breach of this Agreement.

7.3        Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 7 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 7.1 and 7.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 7.1 and 7.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 7.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

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7.4        Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 7.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 7.1 OR 7.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 8. EXCEPT FOR LICENSOR’S WILLFUL MISCONDUCT OR GROSS NEGLIGENT, OR LICENSOR’S KNOWING, WILLFUL OR FRAUDULENT BREACH OF ANY OF ITS REPRESENTATIONS AND/OR WARRANTIES UNDER ARTICLE 6., UNDER NO CIRCUMSTANCES SHALL THE TOTAL LIABILITY OF LICENSOR AND OTHER LICENSOR INDEMNITEES, ARISING OUT OF OR RELATED TO THIS AGREEMENT, REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OF CLAIM IS BASED ON CONTRACT, TORT, OR ANY OTHER LEGAL THEORY (INCLUDING CLAIMS FOR INDEMNIFICATION AND DAMAGES REFERRED TO IN SENTENCE 2 OF THIS SECTION 7.4), EXCEED THE TOTAL AMOUNT THEN PAID BY LICENSEE TO LICENSOR HEREUNDER.

7.5        Insurance. Each Party shall procure and maintain at its own expense insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 7.

ARTICLE 8

CONFIDENTIALITY

8.1        Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the term of this Agreement and for [*] years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (including to exercise its rights and/or perform its obligations hereunder) any Confidential Information of the other Party, unless the receiving Party can demonstrate by competent proof that such Confidential Information:

(a)        was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b)        was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

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(c)        became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d)        was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)        was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party.

8.2        Authorized Disclosure.

(a)        Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(i)        prosecute or defend litigation with respect to this Agreement; or

(ii)        comply with applicable laws, governmental regulations or court orders.

(b)        Additionally, Licensee may use and disclose Confidential Information belonging to Licensor to the extent such use or disclosure:

(i)        is reasonably necessary for the prosecution or enforcement of Licensed Patents or patents or patent applications relating to Products or for regulatory filings for Products;

(ii)        is pursuant to Licensee’s exercise of its license pursuant to Section 2.1; or

(iii)        is to Licensee’s officers, directors, employees, consultants, contractors, Affiliates, Sublicensees, and actual and potential investors, acquirors and collaborators who agree to be bound by equivalent terms of confidentiality (provided that the duration of confidentiality and non-use may be shorter in such agreements but in no event shorter than [*] years from the date of disclosure).

8.3        Notwithstanding the foregoing Section 8.2(a), in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 8.2(a)(ii) it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use commercially reasonable efforts to secure confidential treatment of such information.

8.4        Press Release. The Parties will agree within fifteen (15) days from the Effective Date on a press release announcing the execution of this Agreement and each Party shall be entitled to use this press release forthwith without further consent of the other Party. Licensee shall have the right to issue press releases regarding the Development, manufacture and/or

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Commercialization of the Licensed Product upon the prior consent of Licensor, such consent not to be unreasonably withheld.

8.5        Publications. Both Parties recognize the mutual interest in obtaining Patent protection for inventions, which arise under this Agreement. In the event that any Party, its Affiliates or Sublicensees wish to make a scientific or technical publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (“Publishing Party”), the Publishing Party shall transmit to the other Party a copy of such proposed written publication, in the case of an abstract or poster presentation at least [*] business days, and in the case of a slide deck or manuscript at least [*] business days prior to submission for such publication. The other Party shall have the right (i) to propose modifications to such publication for confidentiality reasons or for compliance with Regulatory Authority requirements or other applicable law, (ii) to request a delay in such publication or presentation in order to protect patentable information, or (iii) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication. If the other Party requests a delay, the Publishing Party shall delay submission or presentation of such publication for a period of [*] business days from such request to enable patent applications protecting rights in such information to be filed. Any requested redactions or revisions for the purposes of complying with applicable law or Regulatory Authority requirements or to protect Confidential Information shall be complied with by the Publishing Party.

8.6        Return of Confidential Information. Promptly after the termination of this Agreement, each Party shall destroy or return to the other Party all Confidential Information (including any proprietary materials) received from such other Party under this Agreement, provided that each Party shall have the right to keep one (1) copy of such Confidential Information solely for legal archival purposes.

ARTICLE 9

TERM AND TERMINATION

9.1        Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 9, shall remain in effect, on a Licensed Product-by-Licensed Product basis and on a country-by-country basis, until the expiration of the Royalty Term of such Licensed Product in such country (the “Term”). Upon the expiration of the Royalty Term of a particular Licensed Product in a particular country, the license granted to Licensee under the Licensed Technology for such Licensed Product in such country shall become non-exclusive, fully-paid, royalty-free, perpetual and irrevocable.

9.2        Termination by Licensee. Licensee shall have the right to terminate this Agreement at will, on a country-by-country basis, upon sixty (60) day prior written notice to Licensor.

9.3        Termination by Licensor. Licensor shall have the right to terminate this Agreement upon: (a) Licensee’s making of an assignment for the benefit of creditors or being adjudicated bankrupt; (b) the placing of all or substantially all of Licensee’s assets in the control of a receiver or trustee for the benefit of creditors and the receivership or trusteeship continues

19.

for a period of at least [*] days; (c) Licensee’s instituting proceedings under the federal bankruptcy laws relating to insolvency of debtors, in which Licensee seeks to be adjudicated bankrupt or to be discharged of its debts, or to affect a plan of liquidation or reorganization; or (d) the instituting by others of those proceedings against Licensee, and Licensee consents or acquiesces by pleading or default, or those proceedings are not contested and discharged within [*] days.

9.4        Termination for Breach.

(a)        Notice and Duty to Cure. If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-breaching Party”) may deliver notice of such breach to the other Party (the “Notified Party”), The Notified Party shall have [*] days to cure such breach to the extent involving nonpayment of amounts due hereunder, and [*] days to either cure such breach for all other material breaches, or, if cure of such breach other than non-payment cannot reasonably be effected within such [*] day period, to deliver to the Non-breaching Party a plan reasonably calculated to cure such breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event longer than an additional [*] days. Following delivery of such a plan, the Notified Party shall carry out the plan and cure the breach within the timeframe set forth in the plan.

(b)        Failure to Cure. If the Notified Party fails to cure a material breach of this Agreement as provided for in Section 9.4(a), then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party.

(c)        Disputes. If the Notified Party in good faith disputes whether the Notified Party was and/or is in material breach of this Agreement pursuant to Section 9.4(a), then the issue of whether this Agreement may properly be terminated upon expiration of the cure period (unless such breach is cured as provided in Section 9.4(a)) shall be resolved in accordance with Section 10.2. If as a result of such dispute resolution process it is confirmed that the Notified Party was and for lack of a cure in due time still is in material breach of this Agreement, then any termination announced by the Non-breaching Party shall be deemed to have been effective [*] days following such confirmation, in the event the Notified Party does not cure such breach within such [*] day period. If as a result of such dispute resolution process it is determined that the Notified Party was or due to a cure time no longer is in material breach of this Agreement, then no termination shall have occurred and this Agreement shall remain in effect.

9.5        Results of Termination.

(a)        Accrued Obligations; Survival. Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination. The following provisions shall survive any expiration or termination of this Agreement for a period of time specified therein, or if not specified, then they shall survive indefinitely: Articles 1, 8, 10 and 11, and Sections 5.1 and 9.5.

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(b)        Continued License. Upon termination of this Agreement by Licensee for Licensor’s uncured material breach pursuant to Section 9.4, at Licensee’s option, all rights granted to Licensee in Article 2 shall survive such termination. In such case, Licensee shall remain liable for the royalties due under Section 4.6 and the milestones due under Section 4.5, but may offset such payment obligations by any contract damages that are determined to be due to Licensee pursuant to Article 10.

(c)        Discontinued license. Upon termination of this Agreement by Licensor for Licensee’s uncured material breach pursuant to Section 9.4, at Licensor’s option, (i) the Licenses granted hereunder shall terminate; (ii) Licensee shall execute any documents and issue any declarations necessary to this termination of Licenses; and (iii) Licensee shall cease all sales of the Licensed Products provided that Licensee shall have the right to sell any Licensed Product in its then current inventory (or in the inventory of its Affiliates, other Sublicensees or distributors) within a six (6) months period.

ARTICLE 10

GOVERNING LAW; DISPUTE RESOLUTION

10.1        Governing Law. This Agreement shall be governed by the laws of [*], without giving effect to the UN Conventions on Contracts For the International Sale of Goods (CISG) and any conflicts of laws principles that would require the application of other law.

10.2        Dispute Resolution. The Parties shall make all reasonable efforts to resolve any dispute concerning this Agreement, its construction or its actual or alleged breach, by face-to-face negotiations between a senior executive of Licensor and a senior executive of Licensee. Should such negotiations fail to resolve the matter within sixty (60) days following a written request for such negotiations by either Party to the other Party, the Parties shall submit the dispute to arbitration. The arbitration shall proceed under the [*] and shall be conducted in English. The place of arbitration shall be [*]. Each Party shall prepare and submit to the expert, within thirty (30) days of the expert’s appointment, argument and/or evidence to support its proposed resolution of the dispute. The expert shall have forty-five (45) days from receipt of the Parties’ proposed resolutions to deliver the expert’s decision and statement of opinion disposing of the dispute. In the absence of manifest error, the expert’s decision shall be final and binding on the Parties. Costs of the expert shall be borne by the Parties according to their respective success and failure.

ARTICLE 11

MISCELLANEOUS

11.1        Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. Specifically, this Agreement supersedes the Confidentiality Agreement by and between the

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Parties dated September 21, 2009 and all confidential information exchanged between the Parties thereunder shall be deemed Confidential Information of the corresponding Party under this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

11.2        Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

11.3        Notices. Any notice required or permitted to be given. under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 11.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Licensor:	t2cure GmbH Bettinastraße 35 – 37 60325 Frankfurt am Main Germany

Attention: Petra Rück Fax: +49 - 69 - 75 61 46 87 9

If to Licensee:	miRagen Therapeutics, Inc. 6200 Lookout Road, Suite 100 Boulder, CO 80301 USA Attention: William Marshall Fax: +1 – 303 531 5094

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11.4        No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

11.5        Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent (but immediate notification to the other Party) to Affiliates or to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 11.5 shall be null, void and of no legal effect.

11.6        Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.

11.7        Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

11.8        Severability. If any one or more of the provisions of this Agreement is or becomes invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized,

11.9        No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

11.10      Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

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11.11      English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

11.12      Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

T2CURE GMBH	MIRAGEN THERAPEUTICS, INC.

By: /s/ Petra Rück	By: /s/ William S. Marshall

Name: Dr. Petra Rück	Name: William S. Marshall

Title: CEO	Title: President & CEO
15-Nov-2010	22 November 2010

Exhibit A

miR-92

[*] SEQ ID [*]

SEQ ID [*]

SEQ ID [*]

SEQ ID [*]

SEQ ID [*]

SEQ ID [*]

2.

Exhibit B

Licensed Patents Existing as of the Effective Date

Country / Region	Filing Date	Official File Number

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

[*]	[*]	[*]

3.